Exhibit 10.33

AMENDED AND RESTATED CREDIT AGREEMENT

This Credit Agreement (this “Agreement”) is entered into between JOHN PAPPAJOHN (“Pappajohn”), PECORA AND COMPANY (“Pecora”) and NNJCA CAPITAL, LLC (“NNJCA”, and with Pappajohn and Pecora, collectively the “Lender”), and CANCER GENETICS, INC., a Delaware corporation (the “Company”), as of February 13, 2012, amending and restating in its entirety a Credit Agreement among Pappajohn, the Company and certain other parties dated as of December 21, 2011.

WHEREAS, the Company desired credit in the principal amount of up to Six Million Dollars ($6,000,000);

WHEREAS, pursuant to a Credit Agreement dated as of December 21, 2011, Pappajohn and European Trust Management, LLC, a Delaware limited liability company, (“ETM”) had agreed to provide such credit;

WHEREAS, Pappajohn provided the $3 million of funding requested of him on December 22, 2011, but ETM has failed to fund the $3 million it was required to fund under the December 21, 2011 Credit Agreement; and

WHEREAS, Pappajohn, Pecora and NNJCA are willing to provide such $3 million of credit to the Company on the terms and conditions hereof;

NOW, THEREFORE, for good and valuable consideration, the parties hereto agree as follows:

1. Loan and Note. The Lender shall advance to the Company the aggregate amount of Six Million Dollars ($6,000,000). The Company acknowledges receipt of $3,000,000 from Pappajohn on or about December 22, 2011. Advances shall be made by Lender on the date hereof as follows: Pecora - $500,000; NNJCA - $1,500,000 and Pappajohn - $1,000,000. The Company previously issued a Promissory Note to Pappajohn to evidence his $3 million advance. Upon execution of this Agreement and funding of each new loan, the Company shall execute and deliver to each Lender a Promissory Note in substantially the form of Exhibit A attached hereto (collectively the notes evidencing the $6 million obligation are referred to as the “Note”), dated the date of the advance, to evidence the terms and conditions of the Company’s repayment of, and other obligations with respect to, the credit advanced by Lender (the “Loan”) to the Company hereunder and thereunder. No amount of principal advanced pursuant to the Loan shall be eligible, upon its repayment, for the making of any further advances hereunder.

2. Warrants. (a) As additional consideration for extending the credit and making the Loan set forth in this Agreement, on or about December 22, 2011, the Company issued to Pappajohn a Stock Purchase Warrant (the “Warrant”) to purchase 211,764 shares of common stock of the Company. Upon execution of this Agreement and funding of each new loan, the Company shall issue and deliver to each Lender Warrants with the same terms for the following number of shares: Pecora - 35,294; NNJCA - 105,882 shares; and Pappajohn - 70,588 shares of common stock of the Company.

(b) If a registration statement for an initial public offering of the Company’s common stock (“IPO”) has not been declared effective by the Securities and Exchange Commission (“SEC”) on or prior to April 1, 2012, then the Company shall issue and deliver to Pappajohn an additional Warrant to purchase 35,294 shares of the Company’s common stock.

(c) If a registration statement for an IPO has not been declared effective by the SEC on or prior to July 1, 2012, then the Company shall issue and deliver to Pappajohn an additional Warrant to purchase 35,294 shares of the Company’s common stock]

(d) If a registration statement for an IPO has not been declared effective by the SEC on or prior to May 15, 2012, then the Company shall issue and deliver to each Lender an additional Warrant to purchase shares of the Company’s common stock as follows: Pecora - 5,882 shares, NNJCA - 17,647 shares, and Pappajohn - 11,765 shares.

(e) If a registration statement for an IPO has not been declared effective by the SEC on or prior to August 14, 2012, then the Company shall issue and deliver to each Lender an additional Warrant to purchase shares of the Company’s common stock as follows: Pecora - 5,882 shares, NNJCA - 17,647 shares, and Pappajohn - 11,765 shares.

(f) All Warrants shall expire on December 21, 2016, and have an exercise price equal to $8.50 per share (which price shall be reduced to 80% of the price paid per share by the public in the IPO if less), and shall be substantially in the form of Exhibit B attached hereto.

3. Security Agreement. To secure the repayment of the Loan and the performance of the Company’s obligations under the Note, upon execution of this Agreement, the Company and the Lender shall execute and deliver to each other the General Business Security Agreement (the “Security Agreement”) in substantially the form of Exhibit C attached hereto, which security agreement shall be subordinated to the security agreements of Wells Fargo Bank, N.A. (“Bank”) and DAM Holdings, LLC (“DAM”).

4. Collateral Assignment of Patents and Trademarks. To further secure the repayment of the Loan and the performance of the Company’s obligations under the Note, upon execution of this Agreement, the Company and the Lender shall execute the Patent and Trademark Collateral Assignment and Security Agreement (the “IP Collateral Assignment”) in substantially the form of Exhibit D attached hereto, which collateral assignment shall be subordinate to the collateral assignment in favor of the Bank and DAM, and the Lender shall be entitled to file evidence of the IP Collateral Assignment in the U.S. Patent and Trademark Office (the “PTO”) after repayment in full of the loans in favor of the Bank and DAM unless filing is sooner permitted.

5. Intercreditor Agreement. Upon execution of this Agreement, the Company and the Lender shall enter into the Intercreditor Agreement (the “Intercreditor Agreement”) in substantially the form of Exhibit E attached hereto.

6. Registration Rights Agreement. In connection with the delivery to the Lender of the Warrant, the Company and the Lender shall execute and deliver to each other the

Registration Rights Agreement (the “Lender’s Registration Rights Agreement”) in substantially the form of Exhibit F attached hereto. The Lender will also enter into a Lock-Up Agreement in the form of Exhibit G attached hereto and other documents reasonably requested by the Company to permit it to attempt to arrange for its IPO.

7. Joinder to Stockholders’ Agreement. In the event that the Warrant (or any portion thereof) is exercised prior to an IPO, and shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company are issued pursuant thereto (the “Lender’s Warrant Shares”), the Lender and the Company shall execute and deliver to each other a Joinder Agreement (the “Joinder Agreement”) in substantially the form of Exhibit H attached hereto, pursuant to which the Lender shall become a party to the Amended and Restated Stockholders’ Agreement, dated as of April 13, 2010, by and among the Company and the individuals or entities listed on Schedule I, Schedule II and Schedule III thereto (as may be amended or modified from time to time, the “Stockholders’ Agreement”).

8. Definitions. Capitalized terms not otherwise defined herein shall have the following meanings:

“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Bank Loan” means the loan from Wells Fargo Bank, N.A., pursuant to an agreement dated April 29, 2008, as amended from time to time, in the total amount of $6,000,000.

“DAM Loan” means the loan from DAM pursuant to an agreement dated March 23, 2011, as amended from time to time in the total amount of $3,000,000.

“Event of Default” means (i) any material breach by the Company of a warranty or representation contained in this Agreement or any material default by the Company in the performance of any of its obligations hereunder, or (ii) the occurrence of any event that would constitute a material breach by the Company of any representation or warranty, or a material default by the Company in the performance of any of its obligation under, the Note or any of the other Transaction Documents; provided, however, that if the Company has a right to cure such breach or default as provided in the agreement with respect to which such breach or default arises, then the Lender shall have first been given any notice as provided for in such agreement and the Company shall have failed to take action within the time period set forth therein to cure or remedy such breach or default.

“Investors’ Rights Agreement” means the Amended and Restated Investors’ Rights Agreement, dated as of April 13, 2010, by and among the Company and the individuals or entities listed on Schedule I and Schedule II thereto, as amended.

“Lender’s Warrant Shares” means the shares of Common Stock delivered, or deliverable, upon the due exercise of the Warrant.

“Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations of the Company.

“Maturity Event” means the earlier to occur of the following: (i) February 13, 2013 (provided however, that if there is no Event of Default, such date may be extended by six months to August 13, 2013 by the Company providing the Lender with 60 days advance written notice), or (ii) 30 days after written notice from any Lender to the Company, if prior to the giving of such notice, the Company has consummated an IPO in which it receives gross proceeds in the amount of $15,000,000 or more.

“Patents” shall have the meaning set forth in the IP Collateral Assignment.

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“Trademarks” shall have the meaning set forth in the IP Collateral Assignment.

“Transaction Documents” means the Note, the Warrant, the Security Agreement, the IP Collateral Assignment, the Intercreditor Agreement, the Lender’s Registration Rights Agreement, and the Lock-Up Agreement.

9. Loan Maturity and Penalty Interest. The entire outstanding balance of the Note shall become due and payable upon the occurrence of a Maturity Event or upon the occurrence of certain other events, all as more specifically provided for in the Note.

10. Company Warranties and Representations. The Company hereby makes the following representations and warranties to the Lender:

10.1. Organization, Good Standing and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and to own its properties. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership or its leasing of property makes such qualification or licensing necessary, unless the failure to so qualify would not have a Material Adverse Effect.

10.2. Authorization. The Company has full power and authority with respect to, and has taken all requisite action on the part of the Company, its officers, directors and stockholders necessary for (i) the authorization, execution and delivery of this Agreement and the Transaction Documents, (ii) the authorization of the performance of all obligations of the Company under this Agreement and the Transaction Documents, and (iii) the authorization, issuance (or reservation for issuance) and delivery of the Lender’s Warrant Shares deliverable upon due exercise of the Warrant. This Agreement and the Transaction Documents constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.

10.3. Capitalization.

(a) Except as set forth in Schedule 10.3: The authorized capital of the Company consisted, immediately prior to December 21, 2012 of, (i) 24,000,000 shares of Common Stock, of which 6,457,402 shares are issued and outstanding; and (ii) three series of preferred stock, $0.0001 par value per share (the “Preferred Stock”), consisting of 588,000 shares designated as Series A Convertible Preferred Stock, of which 587,691.31 shares are issued and outstanding, 2,000,000 shares designated as Series B Convertible Preferred Stock, of which 1,821,600 shares are issued and outstanding and 1,764,000 shares designated as Series A-1 Preferred Stock, of which no shares are issued and outstanding. All of the issued and outstanding shares of the Company’s capital stock are duly authorized and validly issued and are fully paid, and nonassessable. No Person is entitled to pre-emptive or similar statutory or contractual rights with respect to any securities of the Company.

(b) Except as set forth in Schedule 10.3: The Company has reserved 3,500,000 shares of Common Stock, in the aggregate, for issuance pursuant to its two Stock Option Plans (the “Stock Plan”). Of such reserved shares of Common Stock, 191,000 shares have been issued and, immediately prior to the date hereof, options to purchase 2,392,392 shares have been granted under the Stock Plan and are currently outstanding and options to purchase 400,000 shares have been granted outside of the Stock Plan and are currently outstanding. Immediately prior to the date hereof, there were issued and outstanding unexercised warrants to purchase, in the aggregate, 4,249,662 shares of Common Stock. Except as otherwise set forth in this subsection (b) and as contemplated by the Transaction Documents, there are no unexercised and outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which the Company is or may be obligated to issue any equity securities of any kind. Other than the Transaction Documents, the Investors’ Rights Agreement and the Stockholders’ Agreement, there are no voting agreements, buy-sell agreements, option or right of first purchase agreements or other agreements of any kind among the Company and any of its security holders relating to the securities of the Company. Other than the Investors’ Rights Agreement and the Lender’s Registration Rights Agreement, the Company has not granted any Person the right to require the Company to register any of its securities under the 1933 Act, whether on a demand basis or in connection with the registration of securities of the Company for its own account or for the account of any other Person.

10.04 Corporate Governance Documents. Except as set forth in Schedule 10.3: The Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”) filed with the Office of the Delaware Secretary of State on December 5, 2011, remains in full force and affect and has not been amended since the date of that filing. The Stockholders’ Agreement and the Investors’ Rights Agreement, including any amendments or supplements thereto, provided to the Lender prior to the date are true and complete copies of such agreements, which agreements remain in full force and effect.

10.05 Valid Issuance. The Warrant has been duly and validly authorized and, upon the due exercise of the Warrant, the Lender’s Warrant Shares will be validly issued, fully paid and non-assessable, and shall be free and clear of all liens, claims, encumbrances and restrictions, except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws. The Company has reserved a sufficient number of shares of its authorized and un-issued Common Stock for issuance upon exercise of the Warrants.

10.06 Consents. The execution and delivery of, and the performance by the Company of its obligations under, this Agreement and the Transaction Documents do not, and in the event of the due exercise of the Warrant, the issuance of the Lender’s Warrant Shares, will not, require any consent of, action by or in respect of, or filing with, any Person, governmental body, agency, or official other than filings that have been made pursuant to applicable state securities laws and post-sale filings pursuant to applicable state and federal securities laws which the Company undertakes to file within the applicable time periods.

10.07 No Conflict, Breach, Violation or Default. The execution and delivery of, and the performance by the Company of its obligations under, this Agreement and the Transaction Documents and the issuance and delivery of the Lender’s Warrant Shares upon exercise of the Warrant will not conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under (i) the Company’s Certificate of Incorporation, Bylaws, the Stockholders’ Agreement or the Investors’ Rights Agreement, each as in effect on the date hereof or thereof, or (ii)(a) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company or any of its assets or properties, or (b) any agreement or instrument to which the Company is a party or by which the Company is bound or to which any of its assets or properties is subject.

10.08 Title to Properties. Except for the security interests of DAM to secure the DAM Loan and Wells Fargo Bank, N.A. to secure the Bank Loan and the security interests contemplated by the Transaction Documents, the Company has good and marketable title to all properties and assets owned by it, in each case free from liens, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or currently planned to be made thereof by the Company. The IP Collateral Assignment covers all of the Company’s Patents and Trademarks.

10.09 Litigation. Except as set forth on Schedule 10.9, there are no pending actions, suits or proceedings against or affecting the Company or any of its or their properties; and to the Company’s knowledge, no such actions, suits or proceedings are threatened or contemplated.

11. Lender’s Representations and Warranties The Lender hereby makes the following representations and warranties to the Company:

11.01 Organization, Good Standing and Qualification. NNJCA is a limited liability company duly organized, validly existing and in good standing under the laws of New Jersey and has all requisite company power and authority to carry on its business as now conducted and to own its properties.

11.02 Authorization. Each Lender has full power and authority with respect to, and NNJCA has taken all requisite action on the part of NNJCA, its manager and members necessary for (i) the authorization, execution and delivery of this Agreement and the Transaction Documents and (ii) the authorization of the performance of all obligations of the Lender hereunder or thereunder. This Agreement and the Transaction Documents constitute the legal, valid and binding obligations of the Lender, enforceable against the Lender in accordance with their respective terms (to the extent the Lender is a party thereto), subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.

11.03 Consents. The execution and delivery of, and the performance by the Lender of its obligations under, this Agreement and the Transaction Documents do not and will not, require any consent of, action by or in respect of, or filing with, any Person, governmental body, agency, or official.

11.04 No Conflict, Breach, Violation or Default. The execution and delivery of, and the performance by the Lender of its obligations under, this Agreement and the Transaction Documents will not conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under (i) the Lender’s Articles of Organization or Operating Agreement, both as in effect on the date hereof, or (ii)(a) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Lender or any of its assets or properties, or (b) any agreement or instrument to which the Lender is a party or by which the Lender is bound or to which any of its assets or properties is subject.

12. Conversion. Pappajohn, at his option, shall have the right exercisable up to two hours after he receives oral notice of the pricing of the IPO, to convert the principal drawn on his Note as of the closing of the IPO into shares of the Company’s common stock, effective upon closing, at a conversion price equal to the lesser of (i) $8.50 or (ii) 80% of the price paid by the public in the IPO. The $8.50 price shall be subject to adjustment for any stock splits, stock combinations, recapitalizations or similar transactions between the date hereof and consummation of the IPO in a manner consistent with Section (f)(1) an d(2) of the Warrant.

13. Notices. All notices and other communications given or made pursuant to this Agreement, pursuant to the Note, or pursuant to any of the other Transaction Documents that either incorporate the notice provisions hereof by reference or that fail to contain provisions for the manner of giving notice thereunder, shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth beneath their signature hereto, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section.

14. Legal Fees. Each party shall be responsible for its own legal fees and costs.

15. Costs of Enforcement. In the event of a dispute arising out of this Agreement or any of the Transaction Documents (unless such Transaction Document specifically provides otherwise), the party that substantially prevails on the merits of any action brought with regard to such dispute shall be entitled to recover its actual and reasonable attorneys fees and costs in connection with such dispute, including fees and costs incurred prior to commencement of an action. The court or other adjudicating body before which the claim is determined shall make the determination of which party substantially prevailed on the merits of the action.

16. Amendments and Waiver. Unless otherwise specifically stated herein, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Lender and the Company. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

17. Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof.

18. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement.

19. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware without regard to conflicts of law principles.

20. Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall be binding upon, and inure to the benefit of, the respective representatives, successors and assigns of the parties; provided, however, that the Company may not assign this Agreement without the consent of the Lender except in connection with an assignment by operation of law pursuant to a merger that constitutes a Maturity Event.

21. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

22. Agent. Equity Dynamics, Inc. (“EDI”) shall be authorized to act as collateral agent for the Lenders under all security documents. After payment of all collection expenses, all amounts collected by EDI as collection agent shall be shared by the Lenders in proportion to the balances due to them, except that after an Event of Default, all amounts collected by EDI as collection agent shall first be applied to amounts then due to NNJCA until NNJCA is paid in full, then to amounts due to Pecora until Pecora is paid in full, and then to amounts due to Pappajohn.

IN WITNESS WHEREOF, each party has executed, or caused to be executed by a duly authorized individual, this Credit Agreement as of the date first set forth above.

COMPANY

CANCER GENETICS, INC.

By:	/s/ Panna Sharma
Name: Panna Sharma
Title: President & CEO

Address:
201 Route 17 North, 2nd Floor
Rutherford, New Jersey 07070
Attention: Panna Sharma

	Facsimile:	201-528-9201
	E-mail:	psharma@cancergenetics.com

LENDER

NNJCA CAPITAL, LLC

By:	/s/ Andrew Pecora
Name: Andrew Pecora
Title: Manager (President)

Address:
100 First Street - Suite 301
Hackensack, New Jersey 07601
Attention: Dr. Andrew Pecora

Facsimile:
E-mail:

PECORA AND COMPANY

By:	/s/ Andrew Pecora
Andrew Pecora

Address: Same as NNJCA

/s/ John Pappajohn
John Pappajohn

Address:
666 Walnut Street, Ste 2116
Des Moines, IA 50309

Facsimile:
E-mail:

As Collateral Agent Only:

EQUITY DYNAMICS, INC.

By:	/s/ John Pappajohn
Name:
Title:

Address:
666 Walnut Street, Ste 2116
Des Moines, IA 50309
Attention: Matt Kinley

Facsimile:
E-mail: